Exhibit 99.1

Contact:	John Swenson
Asyst Technologies, Inc.
510-661-5000

FOR IMMEDIATE RELEASE

ASYST TECHNOLOGIES TO POSTPONE FILING OF
FISCAL 2005 FORM 10-K; EXPECTS TO FILE BY JUNE 29, 2005

     FREMONT, Calif., June 13, 2005 – Asyst Technologies, Inc. (Nasdaq NM: ASYT) today announced that it is delaying the filing of its Form 10-K for the fiscal year ended Mar. 31, 2005, which is due on June 14, 2005. The company plans to file tomorrow with the Securities and Exchange Commission a Form 12b-25 indicating it currently anticipates filing the Form 10-K by June 29, 2005.

     The company is evaluating the reconciliation of certain inter-company transactions at Asyst Shinko, Inc. (ASI), the company’s 51%-owned joint venture in Japan. The company believes that ASI inaccurately recorded certain inter-company sales and costs with its subsidiaries during fiscal year 2005. As a result, the company has not been able to finalize its consolidated financial statements for its fiscal year 2005.

     Subject to any required final audit adjustments, the company estimates that proper recording of these transactions will not materially impact the company’s GAAP net loss for the fiscal year ended Mar. 31, 2005, as reported in the company’s press release of May 10, 2005. The company is evaluating whether the impact would be entirely reflected in its results for the fourth quarter of fiscal year 2005 or also attributable to prior quarters in fiscal year 2005. The company does not believe the reconciliation of these transactions will have an impact on reporting periods prior to the company’s fiscal year 2005.

     The company’s filing of its Form 10-K also is delayed because management has not completed its assessment of internal control over financial reporting.

     The company disclosed in its Form 10-Q for the fiscal quarters ended Sept. 25 and Dec. 25, 2004, that internal control over financial reporting was not effective during its fiscal year 2005. Management has determined that material weaknesses in internal controls existed as of Mar. 31, 2005 and that internal control over financial reporting was not effective as of Mar. 31, 2005. Management is currently completing its assessment of internal control, and expects to report details of its assessment and a summary of material weaknesses determined to exist as of Mar. 31, 2005 in Management’s Report on Internal Control Over Financial Reporting, which will appear under Item 9A of its Form 10-K when filed. In addition, management expects that its independent registered public accounting firm will issue an opinion that the company’s internal control over financial reporting was not effective at Mar. 31, 2005.

     The company anticipates that it will file a complete Form 10-K on or before June 29, 2005, and that the Form 10-K will be deemed timely filed under SEC rules. The company has also informed

Nasdaq of the company’s expectation to file its Form 10-K on or before June 29, 2005. However, the company is subject to a Nasdaq panel decision issued in January 2005 that requires the company to file timely all periodic reports through Jan. 31, 2006, and states that an extension request under Form 12b-25 would not automatically be deemed an extension of filing deadlines for purposes of complying with this requirement. If a Nasdaq hearing panel determines the company’s Form 10-K was not timely filed, the company’s common stock could be immediately de-listed from The Nasdaq Stock Market.

About Asyst
Asyst Technologies, Inc. is a leading provider of integrated automation solutions that enable semiconductor and flat panel display (FPD) manufacturers to increase their manufacturing productivity and protect their investment in materials during the manufacturing process. Encompassing isolation systems, work-in-process materials management, substrate-handling robotics, automated transport and loading systems, and connectivity automation software, Asyst’s modular, interoperable solutions allow chip and FPD manufacturers, as well as original equipment manufacturers, to select and employ the value-assured, hands-off manufacturing capabilities that best suit their needs. Asyst’s homepage is http://www.asyst.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995
Except for statements of historical fact, the statements in this press release are forward-looking. The forward-looking statements include statements regarding the content and timing of the filing of the company’s SEC Forms 12b-25 and 10-K, the timing and results of the reconciliation of inter-company transactions and the impact of that reconciliation on the company’s financial statements and earnings, the timing and content of management’s assessment of internal control, and possible Nasdaq actions.

The forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include, but are not limited to uncertainties related to ASI’s ability to remedy difficulties in its financial reconciliation and closing processes, to maintain effective business and compliance practices, and to hire and retain an adequate number of qualified local finance and accounting personnel; possible need to seek from Nasdaq an extension of time to file our complete Form 10-K in order to avoid possible de-listing of our common stock from the Nasdaq National Market, and risk that our common stock may be de-listed with or without a hearing in the event our Form 10-K is not filed in a timely manner; uncertainties associated with any hearing or appeals that seek to avoid de-listing for failure to file timely periodic reports with the SEC; uncertainties relating to management’s estimate of the time needed to complete management’s assessment of internal control in accordance with an appropriate framework; uncertainties relating to management’s estimate of the time needed to complete our fiscal year 2005 Form 10-K and by our independent accounting firm to complete its required audit opinion on our financial statements and attestation report on management’s assessment of internal control; uncertainties associated with lawsuits that might be filed against the company, and/or its management or directors, as a result of the matters discussed above; and whether the SEC will commence an inquiry and/or investigation into these or other matters affecting the company; and uncertainty whether the final resolution of the matters described above will require a restatement of fiscal year 2005 quarterly or other prior period financial statements.

The forward-looking statements are also subject to the general business risks described in previous SEC filings include the company’s Form 10-Qs for the periods ending September 25, 2004 (particularly pages 33-45) and December 25, 2004 (particularly pages 29-45), and the company’s Form 10-K for the year ended March 27, 2004 (particularly pages 27-38).